EXHIBIT 4.3

                          SOFTWARE ASSIGNMENT AGREEMENT


     THIS SOFTWARE ASSIGNMENT AGREEMENT (the "Agreement"), dated as of July 17, 2006 (the "Effective Date"), is by and between Gaming Ventures plc., a company incorporated in the Isle of Man with its registered office at 9 Myrtle Street, Douglas, Isle of Man and company number 117177C ("GV"), and RNG Gaming Ltd, a company incorporated in the Isle of Man with its registered office at 9 Myrtle Street, Douglas, Isle of Man and company number 117182C (the "Assignee").

     WHEREAS, GV owns the entire right, title and interest in and to the Software identified in APPENDIX 1 (the "Software"); and

     WHEREAS, GV desires to assign the Software to the Assignee, and the Assignee wishes to accept such assignment of the Software.

     NOW, THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITION. For purposes of this Agreement, "Intellectual Property Rights" means all: patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model and certificate of invention and design patents; trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; copyrightable works, copyrights and registrations and applications for registration thereof and renewal rights therefore; schematics, computer software, firmware, technology and data; trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; all documentation, records, programmers' notes and files relating to design, end-user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

     2. ASSIGNMENT. GV hereby transfers and assigns to the Assignee all right, title, and interest in and to its Intellectual Property Rights related to the Software in exchange for the issue of 1,000,000 ordinary shares of (pound)0.0001 in the capital of the Assignee.

     3. REPRESENTATIONS AND WARRANTIES. GV represents and warrants that:

     (i) the Intellectual Property Rights assigned hereunder are GV's or its licensors' original work;

     (ii) GV has the power and authority to execute and perform this Agreement;

     (iii) GV has no knowledge of any third party intellectual property infringement claims, lawsuits, or demands arising under or in connection with the Software; and

     (iv) no third party consents, assignments or licenses are necessary for GV to perform under this Agreement.

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     4. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man . All disputes arising hereunder shall be brought in the courts of competent jurisdiction in the Isle of Man, and each of the parties consents irrevocably to the jurisdiction and venue of such courts.

     5. FURTHER ASSURANCES. Following the execution of this Agreement, each party shall deliver to the other such further information and documents and shall execute and deliver to the other such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

     6. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between GV and the Assignee with respect to the subject matter hereof, and supersedes all oral or written communications or other agreements between the parties with respect to such subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as a Deed on the date indicated below.


Executed as a deed by
GAMING VENTURES PLC

/s/ Uri Levy
------------
CFO, Uri Levy

Date:  July 17, 2006



Executed as a deed by
RNG GAMING LIMITED

/s/ Uri Levy
------------
CFO, Uri Levy

Date:  July 17, 2006

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APPENDIX 1

Gaming Ventures Multi-player tournament blackjack software


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